Exhibit 99.1
RELEASE 8:00AM — July 21, 2009

CONTACT:	Susan Munhall, Investor Relations Hudson City Bancorp, Inc. West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS
QUARTERLY EARNINGS OF $127.9 MILLION
SECOND QUARTER EPS INCREASED 18.2%
AS NET INTEREST MARGIN WIDENS
Paramus, New Jersey, July 21, 2009 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today that net income for the second quarter of 2009 increased 15.5% to $127.9 million as compared to $110.7 million for the second quarter of 2008. Diluted earnings per share increased 18.2% to $0.26 for the second quarter of 2009 as compared to $0.22 for the second quarter of 2008. For the six months ended June 30, 2009, net income increased 28.2% to $255.6 million as compared to $199.4 million for the same period in 2008. Diluted earnings per share increased 30.0% to $0.52 for the six months ended June 30, 2009 as compared to $0.40 for the same period in 2008. Net interest margin widened to 2.17% for the second quarter of 2009 from 2.06% for the linked first quarter of 2009 and from 1.56% for the second quarter of 2008. The Board of Directors declared a quarterly cash dividend of $0.15 per share payable to shareholders of record on August 7, 2009.
Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer commented, “We posted very strong earnings this quarter despite headwinds from the FDIC special assessment of $21.1 million and an increased loan loss provision. We increased our provision for loan losses to $32.5 million for the second quarter from $20.0 million for the first quarter of 2009. The second quarter provision reflected the increase in non-performing loans as economic conditions, particularly unemployment levels, continued to deteriorate. We charged-off $9.6 million during the second quarter. Substantially all of these charge-offs were for non-performing loans with updated collateral values that were less than the mortgage amount. These loans are still in the foreclosure process, which can take almost thirty months to complete. While charge-offs are increasing, our losses to date have been modest since we are in a first lien position and also due to our relatively low average loan-to-value ratios at origination. We are recognizing these losses in a proactive fashion based on updated collateral values that we obtain when a mortgage loan becomes 180 days delinquent. These loans may or may not eventually become owned real estate.”
Mr. Hermance continued, “We continued our strong deposit growth with an increase of $1.3 billion in deposits this quarter. This deposit growth came as our deposit costs decreased 55 basis points to 2.43% from the linked first quarter of 2009. For the first half of 2009, our deposits grew by 17.5%. This trend is continuing in July with over $600.0 million of deposit growth through July 17th. We also continued to grow our loan portfolio during the quarter by originating $1.7 billion and purchasing $1.2 billion of first mortgage loans. Our loan production was subject to our usual strict underwriting and purchasing guidelines. We do not sacrifice asset quality to generate loan production. We funded the loan purchases with deposit growth and the sale of $761.6 million of securities available-for-sale which resulted in a gain of $24.0 million. We decided to use securities sales as a funding source because the yields on the purchased loans were similar to those of the securities sold and we believe that if we held the securities, the unrealized gains would diminish since prepayment speeds are relatively high. After this sale, which did not result in any loss of yield, we still had an unrealized gain in our available-for-sale securities portfolio of $300.3 million. In addition, we had an unrealized gain in our held-to-maturity securities portfolio of $271.3 million.”

Mr. Hermance further commented, “July 13th marked the tenth anniversary of our initial public offering. If you bought shares in our IPO, your cost basis would be $1.56 and we have returned more than that to our shareholders in dividends alone. As I reflect on our time as a public company, the unprecedented events occurring in the financial and housing markets and the economic conditions of the past two years have certainly posed many challenges. And yet, Hudson City continues to thrive. We have posted ten years of earnings growth, asset growth and uninterrupted dividend payments. We have grown our branch network from 75 branches in New Jersey to 131 branches in New Jersey, New York and Connecticut. We are also celebrating another milestone in our history — our Clifton, New Jersey branch now has over $500 million of deposits. I would like to thank the staff of the Clifton branch and our customers for their loyalty. All of these accomplishments were possible because we put to work the capital that our stockholders entrusted to us. We deployed this capital by remaining dedicated to our simple thrift business model and our “tried and true” lending philosophy. On behalf of all of us at Hudson City, I thank you for your support and confidence.”
Financial highlights for the second quarter of 2009 are as follows:
•	Basic and diluted earnings per common share were both $0.26 for the second quarter of 2009 as compared to basic and diluted earnings per share of $0.23 and $0.22, respectively, for the second quarter of 2008. Basic and diluted earnings per common share were both $0.52 for the first six months of 2009 as compared to $0.41 and $0.40, respectively for the same period in 2008.

•	The Board of Directors declared a quarterly cash dividend of $0.15 per common share payable on August 29, 2009 to shareholders of record at the close of business on August 7, 2009.

•	Net income amounted to $127.9 million for the second quarter of 2009, as compared to $110.7 million for the second quarter of 2008. For the six months ended June 30, 2009, net income amounted to $255.6 million as compared to $199.4 million for the same period in 2008.

•	Net interest income increased 29.7% to $302.4 million for the second quarter of 2009 and 37.5% to $586.2 million for the six months ended June 30, 2009.

•	Our annualized return on average assets and annualized return on average shareholders’ equity for the second quarter of 2009 were 0.91% and 9.98%, respectively. Our annualized return on average assets and annualized return on average shareholders’ equity for the six months ended June 30, 2009 were 0.92% and 10.09%, respectively.

•	Our net interest rate spread and net interest margin were 1.87% and 2.17%, respectively, for the second quarter of 2009 and 1.79% and 2.11%, respectively, for the first six months of 2009.

•	Our efficiency ratio was 20.94% for the second quarter of 2009 and 20.08% for the first six months of 2009. The efficiency ratio is calculated by dividing non-interest expense, excluding the FDIC special assessment of $21.1 million, by the sum of net interest income and non-interest income, excluding net securities gains of $24.0 million.

•	Net loans increased $1.28 billion to $30.72 billion at June 30, 2009 from $29.44 billion at December 31, 2008.

•	Deposits increased $3.23 billion or 17.5% to $21.69 billion at June 30, 2009 from $18.46 billion at December 31, 2008.

•	Borrowed funds decreased $200.0 million to $30.03 billion at June 30, 2009 from $30.23 billion at December 31, 2008.
Statement of Financial Condition Summary
Total assets increased $3.26 billion, or 6.0%, to $57.41 billion at June 30, 2009 from $54.15 billion at December 31, 2008. The increase in total assets reflected a $1.28 billion increase in loans, a $1.04 billion increase in investment securities, and a $631.6 million increase in total mortgage-backed securities.
The increase in loans reflected our focus on the origination of one- to four-family first mortgage loans in New Jersey, New York and Connecticut, as well as our continued loan purchase activity. For the first six months of 2009, we originated $2.97 billion and purchased $1.88 billion of loans, compared to originations of $2.42 billion and purchases of $2.17 billion for the first six months of 2008. The origination and purchases of loans were partially offset by principal repayments of $3.50 billion for the first six months of 2009 as compared to $1.54 billion for the comparable period in 2008. Loan originations have increased due primarily to our competitive rates and an increase in mortgage refinancing caused by market interest rates that are at near-historic lows. The increase in refinancing activity occurring in the marketplace has also caused the increase in principal repayments during the first six months of 2009.
Total investment securities increased $1.04 billion during the first six months of 2009. The increase in investment securities is primarily due to purchases of $3.38 billion, partially offset by calls of investment securities of $2.27 billion. Total mortgage-backed securities increased $631.6 million during the first six months of 2009, reflecting purchases of $3.16 billion partially offset by repayments of $1.94 billion and sales of $761.6 million. The sales of the mortgage-backed securities resulted in a net gain of $24.0 million. We used the proceeds from the securities sales to fund the purchase of first mortgage loans. We decided to use securities sales as a funding source because the yields on the purchased loans were similar to those of the securities sold and we believe that if we held the securities, the unrealized gains would diminish since prepayment speeds are relatively high. We invest primarily in mortgage-backed securities and other securities issued by U.S. government—sponsored enterprises. There were no debt or equity securities past due or securities for which the Company currently believes it is not probable that it will collect all amounts due according to the contractual terms of the security.
Total liabilities increased $3.05 billion, or 6.2%, to $52.26 billion at June 30, 2009 from $49.21 billion at December 31, 2008. The increase in total liabilities primarily reflected a $3.23 billion increase in deposits, partially offset by a $200.0 million decrease in borrowed funds. The increase in total deposits reflected a $1.90 billion increase in our time deposits, a $986.1 million increase in our money market checking accounts and a $237.6 million increase in our interest-bearing transaction accounts and savings accounts. The decrease in borrowed funds was the result of repayments of $950.0 million with a weighted average rate of 1.63% largely offset by $750.0 million of new borrowings at a weighted-average rate of 1.69%. During the second quarter of 2009, we modified $300.0 million of borrowings to extend the maturity and call dates of the borrowings by between two and three years. The underlying interest rates remained unchanged. Due to brokers amounted to $250.0 million as compared to $239.1 million at December 31, 2008. Due to brokers at June 30, 2009 represents securities purchased in the second quarter of 2009 with settlement dates in the third quarter of 2009.
Total shareholders’ equity increased $204.5 million to $5.14 billion at June 30, 2009 from $4.94 billion at December 31, 2008. The increase was primarily due to net income of $255.6 million for the six months ended June 30, 2009 and a $102.0 million increase in accumulated other comprehensive income. These increases to shareholders’ equity were partially offset by cash dividends paid to common shareholders of

$141.4 million. At June 30, 2009, our shareholders’ equity to asset ratio was 8.96% and our tangible book value per share was $10.21.
The accumulated other comprehensive income of $149.7 million at June 30, 2009 includes a $177.6 million after-tax net unrealized gain on securities available for sale ($300.3 million pre-tax) partially offset by a $27.9 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans.
Statement of Income Summary
The Federal Open Market Committee of the Federal Reserve Bank (the “FOMC”) noted that there is evidence that the pace of economic contraction has slowed since April 2009. However, the national unemployment rate increased to 9.5% in June 2009 as compared to 8.5% in March 2009 and 7.2% in December 2008. Lower household wealth and tight credit conditions in addition to the increase in the national unemployment rate has resulted in the FOMC maintaining the overnight lending rate at zero to 0.25% during the second quarter of 2009. As a result, short-term market interest rates have remained at low levels during the second quarter of 2009. This allowed us to continue to re-price our short-term deposits thereby reducing our cost of funds. While longer-term market interest rates increased during the second quarter of 2009, rates on mortgage-related assets have declined slightly, although to a lesser extent than the decline in our cost of funds. As a result, our net interest rate spread and net interest margin increased from the first quarter of 2009 as well as from the second quarter of 2008.
Net interest income increased $69.3 million, or 29.7%, to $302.4 million for the second quarter of 2009 as compared to $233.1 million for the second quarter of 2008. During the second quarter of 2009, our net interest rate spread increased 31 basis points to 1.87%, as compared to 1.56% for the same quarter in 2008. Our net interest margin increased 20 basis points to 2.17% as compared to 1.97% for the second quarter of 2008. Net interest income increased $159.8 million, or 37.5%, to $586.2 million for the first six months of 2009 as compared to $426.4 million for the first six months of 2008. During the first six months of 2009, our net interest rate spread increased 37 basis points to 1.79% and our net interest margin increased 26 basis points to 2.11% as compared to the same period in 2008.
Total interest and dividend income for the second quarter of 2009 increased $81.1 million, or 12.5%, to $727.8 million as compared to $646.7 million for the second quarter of 2008. The increase in total interest and dividend income was primarily due to an $8.50 billion, or 18.1%, increase in the average balance of total interest-earning assets to $55.45 billion for the second quarter of 2009 as compared to $46.95 billion for the second quarter of 2008. The increase in the average balance of total interest-earning assets was partially offset by a decrease of 26 basis points in the annualized weighted-average yield to 5.25% for the quarter ended June 30, 2009 from 5.51% for the same quarter in 2008.
Total interest and dividend income for the six months ended June 30, 2009 increased $191.1 million, or 15.2%, to $1.45 billion as compared to $1.26 billion for the six months ended June 30, 2008. The increase in total interest and dividend income was primarily due to a $9.14 billion, or 20.0%, increase in the average balance of total interest-earning assets to $54.81 billion for the six months ended June 30, 2009 as compared to $45.67 billion for the same period in 2008. The increase in interest and dividend income was partially offset by a decrease of 23 basis points in the annualized weighted-average yield on total interest-earning assets to 5.29% for the six months ended June 30, 2009 from 5.52% for the comparable period in 2008.
Interest and fees on mortgage loans increased $44.2 million to $413.3 million for the second quarter of 2009 as compared to $369.1 million for the same period in 2008. This was primarily due to a $3.99 billion increase in the average balance of first mortgage loans, reflecting our continued emphasis on the growth of our mortgage loan portfolio. The increase in the average balance of first mortgage loans was partially offset by a 17 basis point decrease in the weighted-average yield to 5.57% from 5.74% for the 2008 second quarter.
For the six months ended June 30, 2009, interest and fees on mortgage loans increased $112.1 million to $827.5 million as compared to $715.4 million for the six months ended June 30, 2008 primarily due to a $4.64 billion increase in the average balance of first mortgage loans to $29.52 billion as compared to $24.88 billion for the same period in 2008. The increase in interest income on mortgage loans was partially offset by a decrease of 14 basis points in the weighted-average yield to 5.61%.
Interest on mortgage-backed securities increased $35.9 million to $248.5 million for the second quarter of 2009 as compared to $212.6 million for the second quarter of 2008. This increase was due primarily to a $3.52 billion increase in the average balance of mortgage-backed securities to $19.83 billion during the second quarter of 2009 as compared to $16.31 billion for the second quarter of 2008, partially offset by a 20 basis point decrease in the weighted-average yield to 5.01%.
Interest on mortgage-backed securities increased $92.5 million to $499.4 million for the six months ended June 30, 2009 as compared to $406.9 million for the six months ended June 30, 2008. This increase was due primarily to a $4.13 billion increase in the average balance of mortgage-backed securities to $19.63 billion during the first six months of 2009 as compared to $15.50 billion for the first six months of 2008, partially offset by a 16 basis point decrease in the weighted-average yield to 5.09%.
The increases in the average balances of mortgage-backed securities were due to purchases of these securities which provide us with a source of cash flow from monthly principal and interest payments. The decrease in the weighted average yield on mortgage-backed securities is a result of lower yields on securities purchased during the second half of 2008 and second quarter of 2009 when market interest rates were lower than the yield earned on the existing portfolio.
Dividends on FHLB stock decreased $2.0 million, or 14.3%, to $12.0 million for the second quarter of 2009 as compared to $14.0 million for the second quarter of 2008. This decrease was due primarily to a 175 basis point decrease in the average yield earned to 5.48% as compared to 7.23% for the second quarter of 2008. The decrease in the average yield earned was partially offset by a $105.2 million increase in the average balance to $879.3 million for the second quarter of 2009 as compared to $774.1 million for the same period in 2008.
Dividends on FHLB stock decreased $9.8 million, or 34.8%, to $18.4 million for the first six months of 2009 as compared to $28.2 million for same period in 2008. This decrease was due primarily to a 334 basis point decrease in the average yield earned to 4.21% as compared to 7.55% for the six months ended June 30, 2008. The decrease in the average yield earned was partially offset by a $127.7 million increase in the average balance to $875.7 million for the first six months of 2009 as compared to $748.0 million for the same period in 2008. We cannot predict the future amount of dividends that the FHLB will pay or the timing of any changes in the dividend yield.
Total interest expense for the quarter ended June 30, 2009 increased $11.9 million, or 2.9%, to $425.4 million as compared to $413.5 million for the quarter ended June 30, 2008. This increase was primarily due to an $8.33 billion, or 19.8%, increase in the average balance of total interest-bearing liabilities to $50.46 billion for the quarter ended June 30, 2009 compared with $42.13 billion for the second quarter of 2008. This increase in interest-bearing liabilities was primarily used to fund asset growth. The increase in the average balance of total interest-bearing liabilities was partially offset by a 57 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 3.38% for the quarter ended June 30, 2009 compared with 3.95% for the quarter ended June 30, 2008.

Total interest expense for the six months ended June 30, 2009 increased $31.4 million, or 3.8%, to $864.9 million as compared to $833.5 million for the six months ended June 30, 2008. This increase was primarily due to an $8.97 billion, or 21.9%, increase in the average balance of total interest-bearing liabilities to $49.87 billion for the six months ended June 30, 2009 as compared to $40.90 billion for the corresponding period in 2008. The increase in average balance of total interest-bearing liabilities was partially offset by a 60 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 3.50% for the six months ended June 30, 2009 as compared to 4.10% for the six months ended June 30, 2008.
Interest expense on deposits decreased $18.1 million, or 12.8%, to $123.3 million for the second quarter of 2009 as compared to $141.4 million for the second quarter of 2008. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 115 basis points to 2.43% for the 2009 quarter as compared to 3.58% for the 2008 quarter. The decrease was partially offset by a $4.46 billion increase in the average balance of interest-bearing deposits to $20.36 billion during the second quarter of 2009 as compared to $15.90 billion for the comparable period in 2008.
For the six months ended June 30, 2009, interest expense on deposits decreased $37.3 million to $262.1 million as compared to $299.4 million for the six months ended June 30, 2008. This decrease is due primarily to a 122 basis point decrease in the average cost of deposits to 2.69% for the six months ended June 30, 2009 as compared to 3.91% for the same period in 2008. This decrease was partially offset by a $4.22 billion increase in the average balance of interest-bearing deposits to $19.64 billion during the second quarter of 2009 as compared to $15.42 billion for the comparable period in 2008.
The increases in the average balances of interest-bearing deposits reflect our strategy to expand our branch network and to grow deposits in our existing branches by offering competitive rates. Also, in response to the economic recession, households have increased their personal savings. The U.S. household savings rate increased to an average of 6.25% for April and May 2009 as compared to 2.4% for the same period in 2008. We believe that this increase in the household savings rate has contributed to our growth in deposits. The decrease in the average cost of deposits for the first six months of 2009 reflected lower market interest rates. At June 30, 2009, time deposits scheduled to mature within one year totaled $13.98 billion with an average cost of 2.35%. These time deposits are scheduled to mature as follows: $5.40 billion with an average cost of 2.35% in the third quarter of 2009, $4.04 billion with an average cost of 2.15% in the fourth quarter of 2009, $2.05 billion with an average cost of 2.83% in the first quarter of 2010 and $2.49 billion with an average cost of 2.26% in the second quarter of 2010. The current rates for our six month and one year time deposits are 1.75% and 2.00%, respectively. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us as renewed time deposits or as transfers to other deposit products at the prevailing rate.
Interest expense on borrowed funds increased $30.0 million to $302.1 million for the second quarter of 2009 as compared to $272.1 million for the second quarter of 2008. This was primarily due to a $3.87 billion increase in the average balance of borrowed funds to $30.10 billion partially offset by a 14 basis point decrease in the weighted-average cost of borrowed funds to 4.03%.
Interest expense on borrowed funds increased $68.7 million to $602.8 million for the six months ended June 30, 2009 as compared to $534.1 million for the six months ended June 30, 2008. This was primarily due to a $4.75 billion increase in the average balance of borrowed funds partially offset by a 20 basis point decrease in the weighted-average cost of borrowed funds to 4.02%.

Borrowed funds were used to supplement deposit growth to fund a significant portion of the growth in interest-earning assets during 2008. We have been able to fund substantially all of our 2009 growth with deposits. The decrease in the average cost of borrowings for the first six months of 2009 reflected new borrowings in 2009 and 2008, when market interest rates were lower than existing borrowings and borrowings that matured. Substantially all of our borrowings are callable quarterly at the discretion of the lender after an initial non-call period of one to five years with a final maturity of ten years. We anticipate that none of the borrowings will be called during the next twelve months assuming that market interest rates remain at current levels. During the second quarter of 2009, we modified $300.0 million of borrowings to extend the maturity and call dates of the borrowings by between two and three years. The underlying interest rates remained unchanged.
The provision for loan losses amounted to $32.5 million for the quarter ended June 30, 2009 as compared to $3.0 million for the quarter ended June 30, 2008. For the six months ended June 30, 2009, the provision for loan losses amounted to $52.5 million as compared to $5.5 million for the six months ended June 30, 2008. The increase in the provision for loan losses was due primarily to an increase in non-performing loans and worsening economic conditions, particularly rising levels of unemployment, during the first six months of 2009. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $430.9 million at June 30, 2009 compared with $217.6 million at December 31, 2008. The ratio of non-performing loans to total loans was 1.40% at June 30, 2009 compared with 0.74% at December 31, 2008. The allowance for loan losses amounted to $88.1 million and $49.8 million at June 30, 2009 and December 31, 2008, respectively. The allowance for loan losses as a percent of total loans and non-performing loans was 0.29% and 20.43%, respectively at June 30, 2009, as compared to 0.17% and 22.89%, respectively at December 31, 2008.
We recorded net charge-offs of $9.6 million for the quarter ended June 30, 2009 as compared to net charge-offs of $694,000 for the same quarter in 2008. For the sixth months ended June 30, 2009, net charge-offs amounted to $14.2 million as compared to $1.2 million of net charge-offs for the same period in 2008. These charge-offs were primarily due to the results of our reappraisal process for our non-performing residential first mortgage loans and include $590,000 and $1.8 million in charge-offs for the quarter and six months ended June 30, 2009, respectively, for loans that have been transferred to foreclosed real estate. We generally obtain new collateral values for loans by 180 days of delinquency. If the estimated fair value of the collateral (less estimated selling costs) is less than the recorded investment in the loan, we charge-off an amount to reduce the loan to the fair value of the collateral less estimated selling costs. As a result, certain losses inherent in our non-performing loans are being recognized as charge-offs which may result in a lower ratio of the allowance for loan losses to non-performing loans, particularly when accompanied by a concurrent increase in total non-performing loans (i.e. due to the addition of new non-performing loans).
Total non-interest income was $26.6 million for the second quarter 2009 as compared to $2.1 million for the same quarter in 2008. Total non-interest income for the six months ended June 30, 2009 was $28.9 million compared with $4.3 million for the comparable period in 2008. Included in non-interest income for the three and six-month periods ended June 30, 2009 were net gains on securities transactions of $24.0 million which resulted from the sale of $761.6 million of mortgage-backed securities available-for-sale. Proceeds from the securities sale were primarily used to fund the purchase of first mortgage loans during the second quarter of 2009.
Total non-interest expense increased $36.6 million, or 75.8%, to $84.9 million for the second quarter of 2009 from $48.3 million for the second quarter of 2008. The increase is primarily due to the FDIC special assessment of $21.1 million and increases of $9.3 million in Federal deposit insurance expense, $5.1 million in compensation and employee benefits expense, $382,000 in net occupancy expense and $772,000 in other non-interest expense. The increase in Federal deposit insurance expense is due primarily to the increases in our deposit insurance assessment rate to 18 basis points of deposits. The special assessment and the increase in our deposit assessment rate were the result of a restoration plan implemented by the FDIC to recapitalize the Deposit Insurance Fund. The increase in compensation and employee benefits expense included a $2.3 million increase in compensation costs, due primarily to normal increases in salary as well as additional full time employees, a $1.4 million increase in costs related to our health plan, a $905,000 increase in pension costs and a $585,000 increase in expense related to our stock benefit plans. At June 30, 2009, we had 1,458 full-time equivalent employees as compared to 1,391 at June 30, 2008. The increase in net occupancy expense and other non-interest expense is primarily the result of our branch expansion as well as growth in our lending operations. Included in other non-interest expense for the second quarter of 2009 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate of $399,000 as compared to $430,000 for the second quarter of 2008.
Total non-interest expense for the six months ended June 30, 2009 was $139.7 million as compared to $96.4 million during the corresponding 2008 period. The increase is primarily due to the FDIC special assessment of $21.1 million, an $11.5 million increase in Federal deposit insurance expense, a $6.3 million increase in compensation and employee benefits expense, and a $3.0 million increase in other non-interest expense. The increase in Federal deposit insurance expense is due primarily to the increases in our deposit insurance assessment rate to 18 basis points of deposits. The increase in compensation and employee benefits expense included a $3.8 million increase in compensation costs, due primarily to normal increases in salary as well as additional full time employees, a $1.8 million increase in pension costs and a $2.6 million increase in costs related to our health plan. These increases were partially offset by a $2.0 million decrease in expense related to our stock benefit plans. This decrease was due primarily to a decrease in ESOP expense as a result of a decline in the value of our common stock during the first six months of 2009. Included in other non-interest expense for the six months ended June 30, 2009 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate, of $1.6 million as compared to $514,000 for the comparable period in 2008.
Our efficiency ratio was 20.94% for the 2009 second quarter as compared to 20.52% for the 2008 second quarter. For the six months ended June 30, 2009, our efficiency ratio was 20.08% compared with 22.40% for the corresponding 2008 period. The efficiency ratio is calculated by dividing non-interest expense, excluding the FDIC special assessment of $21.1 million, by the sum of net interest income and non-interest income, excluding net securities gains of $24.0 million. Our annualized ratio of non-interest expense (excluding the FDIC special assessment of $21.1 million) to average total assets for the second quarter of 2009 was 0.45% as compared to 0.41% for the second quarter of 2008. Our ratio of non-interest expense (excluding the FDIC special assessment of $21.1 million) to average total assets for the six months ended June 30, 2009 was 0.42% compared with 0.42% for the corresponding period in 2008.
Income tax expense amounted to $83.6 million for the three months ended June 30, 2009 compared with $73.2 million for the corresponding period in 2008. Our effective tax rate for the second quarter of 2009 was 39.53% compared with 39.82% for the second quarter of 2008. Income tax expense for the six months ended June 30, 2009 was $167.3 million compared with $129.5 million for the corresponding 2008 period. Our effective tax rate for the six months ended June 30, 2009 was 39.56% compared with 39.38% for the six months ended June 30, 2008.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top twenty-five U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings currently operates a total of 131 branch offices in the New York metropolitan area.

Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City Bancorp may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City Bancorp might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	June 30,	December 31,
	2009	2008
(In thousands, except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$281,376	$184,915
Federal funds sold and other overnight deposits	330,735	76,896

Total cash and cash equivalents	612,111	261,811
Securities available for sale:
Mortgage-backed securities	9,796,644	9,915,554
Investment securities	2,209,470	3,413,633
Securities held to maturity:
Mortgage-backed securities	10,322,782	9,572,257
Investment securities	2,289,869	50,086

Total securities	24,618,765	22,951,530
Loans	30,736,492	29,418,888
Deferred loan costs	70,448	71,670
Allowance for loan losses	(88,053)	(49,797)

Net loans	30,718,887	29,440,761
Federal Home Loan Bank of New York stock	877,017	865,570
Foreclosed real estate, net	11,798	15,532
Accrued interest receivable	302,371	299,045
Banking premises and equipment, net	72,319	73,502
Goodwill	152,109	152,109
Other assets	40,962	85,468

Total Assets	$57,406,339	$54,145,328

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$21,074,875	$17,949,846
Noninterest-bearing	617,390	514,196

Total deposits	21,692,265	18,464,042
Repurchase agreements	15,100,000	15,100,000
Federal Home Loan Bank of New York advances	14,925,000	15,125,000

Total borrowed funds	30,025,000	30,225,000
Due to brokers	250,000	239,100
Accrued expenses and other liabilities	295,809	278,390

Total liabilities	52,263,074	49,206,532

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 523,213,276 shares outstanding at June 30, 2009 and 523,770,617 shares outstanding at December 31, 2008	7,415	7,415
Additional paid-in capital	4,657,857	4,641,571
Retained earnings	2,295,449	2,196,235
Treasury stock, at cost; 218,253,279 shares at June 30, 2009 and 217,695,938 shares at December 31, 2008	(1,753,924)	(1,737,838)
Unallocated common stock held by the employee stock ownership plan	(213,240)	(216,244)
Accumulated other comprehensive income, net of tax	149,708	47,657

Total shareholders’ equity	5,143,265	4,938,796

Total Liabilities and Shareholders’ Equity	$57,406,339	$54,145,328

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months		For the Sixth Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$413,282	$369,096	$827,490	$715,373
Consumer and other loans	5,427	6,877	11,417	13,733
Mortgage-backed securities held to maturity	117,285	123,619	239,216	248,464
Mortgage-backed securities available for sale	131,191	88,952	260,174	158,462
Investment securities held to maturity	11,727	944	14,085	11,890
Investment securities available for sale	36,616	41,974	79,919	80,529
Dividends on Federal Home Loan Bank of New York stock	12,044	13,993	18,417	28,219
Federal funds sold and other overnight deposits	187	1,205	363	3,278

Total interest and dividend income	727,759	646,660	1,451,081	1,259,948

Interest Expense:
Deposits	123,254	141,399	262,078	299,415
Borrowed funds	302,108	272,129	602,775	534,086

Total interest expense	425,362	413,528	864,853	833,501

Net interest income	302,397	233,132	586,228	426,447

Provision for Loan Losses	32,500	3,000	52,500	5,500

Net interest income after provision for loan losses	269,897	230,132	533,728	420,947

Non-Interest Income:
Service charges and other income	2,569	2,088	4,694	4,309
Gain on securities transactions, net	24,037	—	24,185	—

Total non-interest income	26,606	2,088	28,879	4,309

Non-Interest Expense:
Compensation and employee benefits	36,392	31,299	69,123	62,844
Net occupancy expense	7,815	7,433	16,295	14,804
Federal deposit insurance assessment	9,748	423	12,364	839
FDIC special assessment	21,098	—	21,098	—
Other expense	9,894	9,122	20,861	17,902

Total non-interest expense	84,947	48,277	139,741	96,389

Income before income tax expense	211,556	183,943	422,866	328,867

Income tax expense	83,637	73,240	167,284	129,495

Net income	$127,919	$110,703	$255,582	$199,372

Basic earnings per share	$0.26	$0.23	$0.52	$0.41

Diluted earnings per share	$0.26	$0.22	$0.52	$0.40

Weighted Average Number of Common Shares Outstanding:
Basic	486,984,601	483,885,720	487,282,183	483,491,345
Diluted	489,447,012	496,078,754	490,760,670	495,362,864

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended June 30,
	2009				2008
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$29,693,723	$413,282	5.57%		$25,708,148	$369,096	5.74%
Consumer and other loans	386,060	5,427	5.62		426,390	6,877	6.45
Federal funds sold and other overnight deposits	477,376	187	0.16		244,780	1,205	1.98
Mortgage-backed securities at amortized cost	19,829,258	248,476	5.01		16,308,532	212,571	5.21
Federal Home Loan Bank stock	879,323	12,044	5.48		774,089	13,993	7.23
Investment securities, at amortized cost	4,180,303	48,343	4.63		3,488,540	42,918	4.92

Total interest-earning assets	55,446,043	727,759	5.25		46,950,479	646,660	5.51

Noninterest-earnings assets	1,022,988				817,708

Total Assets	$56,469,031				$47,768,187

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$743,736	1,394	0.75		$736,421	1,382	0.75
Interest-bearing transaction accounts	1,739,356	8,039	1.85		1,595,180	11,788	2.97
Money market accounts	3,417,795	16,253	1.91		2,146,642	16,570	3.10
Time deposits	14,461,215	97,568	2.71		11,417,332	111,659	3.93

Total interest-bearing deposits	20,362,102	123,254	2.43		15,895,575	141,399	3.58

Repurchase agreements	15,100,934	152,025	4.04		12,884,615	134,454	4.20
Federal Home Loan Bank of New York advances	15,000,178	150,083	4.01		13,345,879	137,675	4.15

Total borrowed funds	30,101,112	302,108	4.03		26,230,494	272,129	4.17

Total interest-bearing liabilities	50,463,214	425,362	3.38		42,126,069	413,528	3.95

Noninterest-bearing liabilities:
Noninterest-bearing deposits	544,230				588,089
Other noninterest-bearing liabilities	332,295				276,299

Total noninterest-bearing liabilities	876,525				864,388

Total liabilities	51,339,739				42,990,457
Shareholders’ equity	5,129,292				4,777,730

Total Liabilities and Shareholders’ Equity	$56,469,031				$47,768,187

Net interest income/net interest rate spread (2)		$302,397	1.87			$233,132	1.56

Net interest-earning assets/net interest margin (3)	$4,982,829		2.17%		$4,824,410		1.97%

Ratio of interest-earning assets to interest-bearing liabilities			1.10	x			1.11	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Six Months Ended June 30,
	2009				2008
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
			(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$29,521,178	$827,490	5.61%		$24,883,976	$715,373	5.75%
Consumer and other loans	394,016	11,417	5.80		430,984	13,733	6.37
Federal funds sold and other overnight deposits	452,727	363	0.16		261,000	3,278	2.53
Mortgage-backed securities at amortized cost	19,633,529	499,390	5.09		15,503,898	406,926	5.25
Federal Home Loan Bank stock	875,729	18,417	4.21		747,960	28,219	7.55
Investment securities, at amortized cost	3,937,618	94,004	4.77		3,837,728	92,419	4.82

Total interest-earning assets	54,814,797	1,451,081	5.29		45,665,546	1,259,948	5.52

Noninterest-earnings assets	975,974				783,080

Total Assets	$55,790,771				$46,448,626

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$731,297	2,742	0.76		$734,107	2,754	0.75
Interest-bearing transaction accounts	1,682,232	17,108	2.05		1,580,337	24,689	3.14
Money market accounts	3,188,583	32,958	2.08		1,915,999	32,465	3.41
Time deposits	14,034,078	209,270	3.01		11,186,331	239,507	4.31

Total interest-bearing deposits	19,636,190	262,078	2.69		15,416,774	299,415	3.91

Repurchase agreements	15,100,445	303,077	4.05		12,448,055	262,861	4.25
Federal Home Loan Bank of New York advances	15,132,686	299,698	3.99		13,032,868	271,225	4.19

Total borrowed funds	30,233,131	602,775	4.02		25,480,923	534,086	4.22

Total interest-bearing liabilities	49,869,321	864,853	3.50		40,897,697	833,501	4.10

Noninterest-bearing liabilities:
Noninterest-bearing deposits	534,824				549,223
Other noninterest-bearing liabilities	321,350				278,675

Total noninterest-bearing liabilities	856,174				827,898

Total liabilities	50,725,495				41,725,595
Shareholders’ equity	5,065,276				4,723,031

Total Liabilities and Shareholders’ Equity	$55,790,771				$46,448,626

Net interest income/net interest rate spread (2)		$586,228	1.79			$426,447	1.42

Net interest-earning assets/net interest margin (3)	$4,945,476		2.11%		$4,767,849		1.85%

Ratio of interest-earning assets to interest-bearing liabilities			1.10	x			1.12	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Other Financial Data
(Unaudited)

		At or for the Quarter Ended
	June 30, 2009	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008
		(Dollars in thousands, except per share data)
Net interest income	$302,397	$283,831	$260,452	$255,078	$233,132
Provision for loan losses	32,500	20,000	9,000	5,000	3,000
Non-interest income	26,606	2,273	1,995	2,181	2,088
Non-interest expense:
Compensation and employee benefits	36,392	32,731	32,302	32,052	31,299
Other non-interest expense	48,555	22,063	19,962	17,371	16,978

Total non-interest expense	84,947	54,794	52,264	49,423	48,277

Income before income tax expense	211,556	211,310	201,183	202,836	183,943
Income tax expense	83,637	83,647	76,905	80,928	73,240

Net income	$127,919	$127,663	$124,278	$121,908	$110,703

Total assets	$57,406,338	$56,569,758	$54,145,328	$51,774,718	$49,161,986
Loans, net	30,718,887	30,110,130	29,440,761	28,519,807	27,239,501
Mortgage-backed securities
Available for sale	9,796,644	11,149,867	9,915,554	8,404,667	7,600,182
Held to maturity	10,322,782	9,537,148	9,572,257	9,669,841	9,336,644
Other securities
Available for sale	2,209,470	3,532,186	3,413,633	3,258,594	3,287,143
Held to maturity	2,289,869	450,140	50,086	50,086	71,695
Deposits	21,692,265	20,435,916	18,464,042	17,287,463	16,719,345
Borrowings	30,025,000	30,275,000	30,225,000	29,275,000	27,475,000
Shareholders’ equity	5,143,265	5,052,798	4,938,796	4,786,132	4,709,594
Performance Data:
Return on average assets (1)	0.91%	0.93%	0.94%	0.97%	0.93%
Return on average equity (1)	9.98%	10.21%	10.24%	10.19%	9.27%
Net interest rate spread (1)	1.87	1.75	1.67	1.70	1.56
Net interest margin (1)	2.17%	2.06%	2.02%	2.08%	1.97%
Non-interest expense to average assets (1) (4)	0.45%	0.40%	0.40%	0.39%	0.41%
Efficiency ratio (2)	20.94%	19.15%	19.91%	19.21%	20.52%
Dividend payout ratio	57.69%	53.85%	52.00%	48.00%	50.00%
Per Common Share Data:
Basic earnings per common share	$0.26	$0.26	$0.25	$0.25	$0.23
Diluted earnings per common share	$0.26	$0.26	$0.25	$0.25	$0.22
Book value per share (3)	$10.54	$10.40	$10.10	$9.85	$9.73
Tangible book value per share (3)	$10.21	$10.07	$9.77	$9.52	$9.40
Dividends per share	$0.150	$0.140	$0.130	$0.120	$0.110
Capital Ratios:
Equity to total assets (consolidated)	8.96%	8.93%	9.12%	9.24%	9.58%
Tier 1 leverage capital (Bank)	7.65%	7.79%	7.99%	8.16%	8.41%
Total risk-based capital	21.09%	21.20%	21.48%	21.87%	22.56%
Other Data:
Full-time equivalent employees	1,458	1,458	1,451	1,406	1,391
Number of branch offices	131	129	127	125	121
Asset Quality Data:
Total non-performing loans	$430,907	$320,158	$217,574	$142,141	$116,315
Number of non-performing loans	1,088	826	580	386	328
Total number of loans	84,487	83,982	83,556	81,949	79,929
Total non-performing assets	$442,705	$331,784	$233,106	$151,602	$124,466
Non-performing loans to total loans	1.40%	1.06%	0.74%	0.50%	0.43%
Non-performing assets to total assets	0.77%	0.59%	0.43%	0.29%	0.25%
Allowance for loan losses	$88,053	$65,121	$49,797	$42,628	$39,078
Allowance for loan losses to non-performing loans	20.43%	20.34%	22.89%	29.99%	33.60%
Allowance for loan losses to total loans	0.29%	0.22%	0.17%	0.15%	0.14%
Provision for loan losses	$32,500	$20,000	$9,000	$5,000	$3,000
Net charge-offs	$9,569	$4,675	$1,833	$1,449	$694

(1)	Ratios are annualized.

(2)	Computed by dividing non-interest expense (excluding the FDIC special assessment) by the sum of net interest income and non-interest income (excluding net securities gains).

(3)	Computed based on total common shares issued, less treasury shares, unallocated ESOP shares, unvested stock awards and shares held in trust. Tangible book value excludes goodwill and other intangible assets.

(4)	Computed by dividing non-interest expense (excluding the FDIC special assessment) by average assets.

Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

June 30,
(In thousands, except share and per share amounts)	2009
Shareholders’ equity	$5,143,265
Goodwill and other intangible assets	(159,217)

Tangible Shareholders’ equity	$4,984,048

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(218,253,279)

Shares outstanding	523,213,276
Unallocated ESOP shares	(34,157,549)
Unvested RRP shares	(889,350)
Shares in trust	(87,589)

Book value shares	488,078,788

Book value per share	$10.54

Tangible book value per share	$10.21

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